                                                                    EXHIBIT 4.11


                        FIFTH AMENDMENT TO LOAN AGREEMENT


         THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Fifth Amendment"), dated as of January 5, 2000, is entered into among ELCOR CORPORATION, a Delaware corporation ("Company"), the lenders listed on the signature pages hereof ("Lenders"), BANK OF AMERICA, N.A. (formerly known as NationsBank, N.A., successor by merger to NationsBank of Texas, N.A.), as Issuer (in said capacity, "Issuer"), and BANK OF AMERICA, N.A. (formerly known as NationsBank, N.A., successor by merger to NationsBank of Texas, N.A.), as Administrative Lender (in said capacity, "Administrative Lender").


                                   BACKGROUND

         A. Company, Lenders, Issuer and Administrative Lender are parties to that certain Loan Agreement, dated as of September 29, 1993, as amended by that certain First Amendment to Loan Agreement, dated as of October 31, 1994, that certain Second Amendment to Loan Agreement, dated as of December 15, 1995, that certain Third Amendment to Loan Agreement, dated as of October 31, 1996, and that certain Fourth Amendment to Loan Agreement, dated as of December 15, 1997 (said Loan Agreement, as amended, the "Loan Agreement"; the terms defined in the Loan Agreement and not otherwise defined herein shall be used herein as defined in the Loan Agreement).

         B. Company, Lenders, Issuer and Administrative Lender desire to amend the Loan Agreement to (i) increase the Commitment to $125,000,000, (ii) extend the Termination Date, (iii) add Bank One, Texas, N.A. as a Lender thereto ("Bank One"), and (iv) make certain other amendments thereto.

         NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, Company, Lenders, Issuer and Administrative Lender covenant and agree as follows:

         1. AMENDMENTS TO LOAN AGREEMENT.

         (a) The dollar amount of "$100,000,000" set forth in the Background paragraph of the Loan Agreement is hereby amended to be "$125,000,000".

         (b) The definition of "Applicable Law" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Applicable Law" means (a) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, "Applicable Law" shall mean the laws of the United States of America, including, without limitation, 12 USC Sections 85 and 86, as amended from time to time, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitation, Art. 1H, if applicable, and if Art. 1H is not applicable, Art. 1D, and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided that the parties hereto agree pursuant to Texas Finance Code Section 346.004 that the provisions of Chapter 346 of the Texas Finance Code shall not apply to Advances, Reimbursement Obligations, this Agreement, the Notes or any other Loan Papers.

         (c) The definition of "Commitment" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Commitment" means as to any Lender, the amount set forth opposite such Lender's name under the column titled "Commitment" on
         Schedule 7 hereto, as the same may be reduced or terminated pursuant to
         Article 2, which at no time shall exceed such Lender's Specified Percentage of $125,000,000.

         (d) The definition of "Consolidated Debt" set forth in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

                  "Consolidated Debt" means for Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP, at any time, without duplication, an amount equal to the sum of (i) Capital Leases, debt created, issued, incurred or assumed for money borrowed or for the capitalized deferred purchase price of property or services purchased (excluding accounts payable in the ordinary course of business) and the fair value (any net liability that is required to be carried on the Company's consolidated balance sheet) of any Interest Hedge Agreement minus (ii) cash in excess of $2,000,000.

         (e) The definition of "Guaranty Agreement" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Guaranty Agreement" means each Guaranty Agreement executed by certain Subsidiaries, in substantially the form of Exhibit B hereto, as amended, modified, restated or supplemented from time to time.

         (f) The definition of "Highest Lawful Rate" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:


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                  "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, Lenders are then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, the Lenders are permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Company. For purposes of determining the Highest Lawful Rate under the Applicable
         Law of the State of Texas, the applicable rate ceiling shall be (a) the weekly rate ceiling described in and computed in accordance with the provisions of Art. 1D.003, or (b) if the parties subsequently contract as allowed by Applicable Law, the quarterly ceiling or the annualized ceiling computed pursuant to Art. 1D.008; provided, however, that at any time the weekly rate ceiling, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Art. 1D.009(a) and (b) shall control for purposes of such determination, as applicable.

         (g) The definition of "Loan Papers" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Loan Papers" means this Agreement, the Notes, each Guaranty Agreement, any Interest Hedge Agreement entered into with any Lender or any affiliate of any Lender in the ordinary course of business and which is not for speculative purposes, and all other documents to be executed by Company or any of its Subsidiaries pursuant to the terms of this Agreement, all as amended, modified, restated or supplemented from time to time.

         (h) The definition of "Obligations" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Obligations" means all present and future obligations (including all Reimbursement Obligations), indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of Company to Administrative Lender, Issuer and Lenders (or any affiliate of any Lender) arising from, by virtue of, or pursuant to this Agreement, the Notes, the Guaranty Agreement or any other Loan Papers, and any and all renewals and extensions thereof, or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees and other reasonable expenses incurred in the enforcement or the collection of all or any part thereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several.

         (i) The definition of "Restricted Investments" set forth in Section 1.1 of the Loan Agreement is hereby amended by (i) deleting "and" at the end of clause (g) thereof, (ii) adding a new clause (h) thereto to read as follows:
"(h) Investments in or advances to Foreign Subsidiaries not to exceed in aggregate amount at any time the lesser of (i) $30,000,000 or (ii) on a cost basis 20% of Consolidated Net Worth; and", (iii) re-lettering former clause (h) as clause (i) and amending such clause (i) as follows: "(i) Investments either
(i) in excess of what would otherwise be the maximum

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amount for such type of investment under the provision of this definition of
Restricted Investments (but excluding additional Investments in Foreign Subsidiaries); or (ii) in any Person or Property not otherwise permitted by this definition of Restricted Investments; but which, in the aggregate do not exceed, at the time of and after giving effect to any such investments, on a cost basis $10,000,000."

         (j) The definition of "Termination Date" set forth in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

                  "Termination Date" means December 15, 2004, or such earlier date that the Commitment is terminated or such later date that the Commitment is extended pursuant to Section 2.19 hereof.

         (k) Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms thereto in proper alphabetical order to read as follows:

                  "Art. 1D" means Article 5069-1D, Title 79, Revised Civil Statutes of Texas, 1925, as amended.

                  "Art. 1H" means Article 5069-1H, Title 79, Revised Civil Statutes of Texas, 1925, as amended.

                  "Consolidated Net Worth" means, for Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, total stockholders' equity.

                  "Foreign Subsidiary" means any Subsidiary of Company or any of its Subsidiaries which is not organized under the Laws of the United States of America or the District of Columbia.

                  "Interest Hedge Agreements" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, as the same may be amended or modified and in effect from time to time, and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         (l) Section 2.11(d) of the Loan Agreement is hereby amended to read as follows:

                  "(d) After acceleration of the Obligations pursuant to Section 7.2, all payments in respect of the Obligations (and payments under the Guaranty Agreements) shall be applied by the Administrative Lender in the following order of priority: (i) to the payment of Administrative Lender's expenses incurred on behalf of Lenders then due and payable, if any;

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         (b) to the payment of all other fees then due and payable; (iii) to the payment of interest then due and payable on the Advances and Reimbursement Obligations; (iv) to the payment of all other amounts not otherwise referred to in this clause (d) then due and payable under this Agreement and the Notes; and (v) to the payment of principal then due and payable on the Advances and Reimbursement Obligations, and in the case of any payments under the Guaranty Agreements, to pay any other obligations to any Guarantied Party (as defined in the Guaranty) not covered above, ratably among the Guarantied Parties in accordance with the aggregate principal amount of Advances and the Reimbursement Obligations and, in case of payment under any Guaranty Agreement, the obligations guaranteed thereby, owed to each Guarantied Party.

         (m) Section 5.9 of the Loan Agreement is hereby amended by (i) deleting "and" at the end of clause (e), (ii) deleting "." at the end of clause (f) thereof and adding "; and" in lieu thereof; and (iii) adding a new clause (g) thereto to read as follows:

                  "(g) Liens on property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted pursuant to the terms of Section 5.27 of this Agreement."

         (n) Section 5.15 of the Loan Agreement is hereby amended to read as follows:

                  "5.15. Restricted Payments. Company shall not declare or make any Restricted Payments; provided that, after giving effect to any proposed Restricted Payment, no Default or Event of Default shall have occurred or be continuing, the Company may make Restricted Payments during the term of this Agreement not to exceed the sum of (i) $10,000,000 plus (or minus in the case of a deficit), (ii) 35% of cumulative Consolidated Net Income (100% in the case of a deficit) for the period commencing July 1, 1993 and ending on the date such proposed Restricted Payment is to be made, plus (iii) without duplication, the amount of cash received by Company as a result of the sale or disposition of capital stock of Company acquired in a Treasury Stock Purchase."

         (o) Section 5.23 of the Loan Agreement is hereby amended to read as follows:

                  "5.23. Guaranties by New Subsidiaries. Company shall cause each Subsidiary which Company or any of its Subsidiaries forms during the term of this Agreement which is not a Foreign Subsidiary to execute and deliver to Administrative Lender a Guaranty Agreement, together with a certified copy of a resolution of the board of directors (or other authorizing document of the appropriate governing body or Person) of such new Subsidiary authorizing the execution and delivery of the Guaranty Agreement and the performance of its terms."

         (p) Article 5 of the Loan Agreement is hereby amended by adding new Sections 5.26 and 5.27 thereto to read as follows:



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



                  "5.26 Year 2000 Compliance. Company and its Subsidiaries will be Year 2000 Compliant, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Company will promptly notify Administrative Lender in the event Company discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

                  5.27 Foreign Subsidiary Indebtedness. Notwithstanding anything herein to the contrary, (i) no Foreign Subsidiary shall create, assume, incur or otherwise become or remain obligated in respect of any, or permit to be outstanding, or suffer to exist any Debt, except Debt for working capital and other general corporate purposes not to exceed $20,000,000 in aggregate amount, and (ii) Company and no other Subsidiary which is not a Foreign Subsidiary shall Guaranty any Debt of a Foreign Subsidiary except to the extent that the Debt is otherwise permitted pursuant to clause (i) above."

         (q) Article 6 of the Loan Agreement is hereby amended by adding a new
Section 6.16 thereto to read as follows:

                  "6.16 Year 2000 Compliance. Company has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Company or any of its Subsidiaries (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 1, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with the timetable, except where the failure to so initiate, develop or implement could not reasonably be expected to have a Material Adverse Effect. Company reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operation will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect."

         (r) The Guaranty Agreement is hereby amended to be in the form of Exhibit B attached to this Fifth Amendment.

         (s) Schedule 1 to the Loan Agreement is hereby amended to be in the form of Schedule 1 to this Fifth Amendment.

         (t) Schedule 4 to the Loan Agreement is hereby amended to be in the form of Schedule 4 to this Fifth Amendment.


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         (u) Schedule 6 to the Loan Agreement is hereby amended and supplemented as set forth on Schedule 6 to this Fifth Amendment.

         (v) Schedule 7 to the Loan Agreement is hereby amended to be in the form of Schedule 7 to this Fourth Amendment, and the Specified Percentage of Bank One is established and the applicable Specified Percentages of the other Lenders are amended as provided therein.

         2. DISSOLUTION OF SUBSIDIARIES. Upon completion of the sale of certain assets of M Machinery Company Incorporated, a Delaware corporation ("M Machinery"), M Machinery, M Service Corporation, a Delaware corporation, and GA Industries Corporation, a Delaware corporation (collectively, the "Dissolving Subsidiaries"), will be dissolved. As a result thereof, Company has requested that Lenders (a) consent to the dissolution of the Dissolving Subsidiaries and
(b) not require that the Dissolving Subsidiaries execute the Guaranty Agreement to be executed in conjunction with this Fifth Amendment. Lenders hereby (a) consent to the dissolution of the Dissolving Subsidiaries and (b) agree that the Dissolving Subsidiaries shall not be required to execute the Guaranty Agreement, provided that (i) the aggregate value of the assets of the Dissolving Subsidiaries shall not exceed $2,000,000 and (ii) contributions to or investments in the Dissolving Subsidiaries after the date of this Fifth Amendment shall not exceed $500,000.

         3. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, Company represents and warrants that, as of the date hereof and after giving effect to the amendments contemplated by the foregoing Section 1:

         (a) the representations and warranties contained in the Loan Agreement are true and correct on and as of the date hereof as if made on and as of such date;

         (b) no event has occurred and is continuing which constitutes a Default or an Event of Default;

         (c) Company has full power and authority to execute and deliver this Fifth Amendment, the $25,000,000 Note payable to the order of Bank One, Texas, N.A. in the form of Exhibit A hereto (the "Bank One Note"), the $50,000,000 Note payable to the order of Bank of America, N.A. in form of Exhibit C hereto (the "Bank of America Note"), and this Fifth Amendment, the Loan Agreement, as amended hereby, the Bank One Note and the Bank of America Note constitute the legal, valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable debtor relief laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities law;

         (d) neither the execution, delivery and performance of this Fifth Amendment, the Bank One Note, the Bank of America Note or the Loan Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any Law to


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which Company or any Subsidiary is subject, or any indenture, agreement or other instrument to which Company or any Subsidiary or any of their respective property is subject; and

         (e) no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other Person (other than the Board of Directors of Company), is required for the execution, delivery or performance by Company of this Fifth Amendment, the Bank One Note or the Bank of America Note or the acknowledgment of this Fifth Amendment by each Subsidiary which executed the Guaranty Agreement (a "Guarantor").

         4. CONDITIONS OF EFFECTIVENESS. This Fifth Amendment shall be effective as of January 5, 2000, subject to the following:

         (a) Administrative Lender shall have received counterparts of this Fifth Amendment executed by each Lender and Issuer;

         (b) Administrative Lender shall have received counterparts of this Fifth Amendment executed by Company;

         (c) Bank One shall have received its Bank One Note executed by Company;

         (d) Administrative Lender shall have received the Bank America Note executed by Company;

         (e) the representations and warranties set forth in Section 2 of this Fifth Amendment shall be true and correct;

         (f) Administrative Lender shall have received certified copies of resolutions of Company authorizing execution, delivery and performance of this Fifth Amendment and the Bank One Note;

         (g) Each Lender shall have received an amendment fee in an amount equal to the product of (a) 0.05% multiplied by each Lender's portion of the Commitment;

         (h) Administrative Lender shall have received a Guaranty Agreement (in the form of Exhibit B to this Fifth Amendment) executed by each Guarantor; and

         (i) Administrative Lender shall have received, in form and substance satisfactory to Administrative Lender and its counsel, such other documents, certificates and instruments as Administrative Lender shall require.



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



         5. REFERENCE TO THE LOAN AGREEMENT.

         (a) Upon the effectiveness of this Fifth Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", or words of like import shall mean and be a reference to the Loan Agreement, as affected and amended by this Fifth Amendment.

         (b) The Loan Agreement, as amended by this Fifth Amendment, and all other Loan Papers shall remain in full force and effect and are hereby ratified and confirmed.

         6. COSTS, EXPENSES AND TAXES. Company agrees to pay on demand all costs and expenses of Administrative Lender in connection with the preparation, reproduction, execution and delivery of this Fifth Amendment, the Notes, and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for Administrative Lender with respect thereto and with respect to advising Administrative Lender as to its rights and responsibilities under the Loan Agreement, as amended by this Fifth Amendment).

         7. ADVANCES. Upon effectiveness of this Agreement, each of the appropriate Lenders, through the Administrative Lender, by assignments, purchases and adjustments (which shall occur and shall be deemed to occur automatically upon such effectiveness), shall have purchased or sold such Advances so that after giving effect to such assignments, purchases and adjustments, each Lender shall hold Advances and Reimbursement Obligations in accordance with its Specified Percentage, as established or amended hereby. The parties hereto agree that the requirements of Section 9.1 of the Loan Agreement with respect to assignments are hereby waived for purposes of this Fifth Amendment only. Each Lender selling and assigning all or any portion of an Advance and Reimbursement Obligations hereby represents and warrants that such interest being sold is free and clear of any Lien or adverse claim. Bank One (a) confirms that it has received a copy of the Loan Agreement and the other Loan Papers, together with copies of the financial statements referred to in Sections
5.5 and 6.2 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Fifth Amendment, (b) agrees that it will, independently and without reliance upon the Administrative Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and the other Loan Papers, (c) appoints and authorizes the Administrative Lender to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Papers as are delegated to the Administrative Lender by the terms thereof, together with such powers as are reasonably incidental thereto and hereto, and (d) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Loan Agreement, the other Loan Papers, and this Assignment and are required to be performed by it as a Lender.

         8. EXECUTION IN COUNTERPARTS. This Fifth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.



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


         9. GOVERNING LAW; BINDING EFFECT. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of Texas and shall be binding upon Company, each Lender, Issuer and Administrative Lender and their respective successors and assigns.

         10. HEADINGS. Section headings in this Fifth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fifth Amendment for any other purpose.

         11. ENTIRE AGREEMENT. THE LOAN AGREEMENT, AS AMENDED BY THIS FIFTH AMENDMENT, AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.


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         IN WITNESS WHEREOF, the parties hereto have executed this Fifth
Amendment as of the date first above written.

                                         ELCOR CORPORATION



                                         By:
                                            ------------------------------------
                                            Richard J. Rosebery
                                            Vice Chairman, Chief Financial and
                                            Administrative Officer and Treasurer

                                        BANK OF AMERICA, N.A., as Administrative
                                        Lender, Lender and Issuer



                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                        BANK ONE, TEXAS, N.A.



                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                        THE FROST NATIONAL BANK



                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                        COMERICA BANK - TEXAS



                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                        THE BANK OF TOKYO-MITSUBISHI, LTD.



                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                   SCHEDULE 1

                                  CONFIDENTIAL

                               EXISTING LITIGATION

         The following Schedule 1 to the Fifth Amendment to Loan Agreement dated November 5, 1999, among the Company, certain lenders, Bank of America, N.A., formerly known as NationsBank, N.A., successor by merger to NationsBank of Texas, N.A., as Issuer and Bank of America, N.A. as Administrative Lender, amends and restates the items set forth in Schedule 1 to the Loan Agreement dated September 29, 1993 among the parties, as amended pursuant to the First Amendment to Loan Agreement dated October 31, 1994, the Second Amendment to Loan Agreement dated December 15, 1995, the Third Amendment to Loan Agreement dated October 31, 1996, and the Fourth Amendment to Loan Agreement dated December 15, 1997. Schedule 1 is amended and restated in its entirety as set forth herein.

         The following describes pending or, to the knowledge of the Company, threatened litigation which, in the opinion of its management, could have a Material Adverse Effect on the Company.

         GAF Patent Litigation

         On February 8, 1994, the Company's wholly owned subsidiary, Elk Corporation of Dallas (Elk) was granted a design patent covering the ornamental aspects of certain Elk Shingles. On December 6, 1994, Elk was granted a utility patent on the functional aspects of certain Elk shingles. Elk sued GAF Building Materials Corporation and related GAF entities (collectively, GAF) in federal court for infringement of these patents and trade dress. In the design patent case, Elk seeks to recover as damages the total profit that GAF has made from the infringing shingles. In the utility patent case, Elk seeks to recover as damages a reasonable royalty on GAF's sales of infringing shingles and certain lost profits.

         GAF filed counterclaims seeking a declaratory judgment that the Elk patents are not infringed and are either invalid or unenforceable. GAF also asserted claims for unfair competition, Lanham Act violations based on alleged false advertising, and common law fraud, generally praying for damages of not less than $25 million including actual and punitive damages, plus interest, costs, and reasonable attorney fees. To date, GAF has not produced any evidence of damages. Elk disputes GAF's claims, and management intends vigorously to defend them and to enforce its intellectual property rights.

         In April 1998, the District Court for the Northern District of Texas entered a partial final judgment in the design patent case based on an inequitable conduct ruling and certified the case for appeal. On February 11, 1999, the United States Court of Appeals for the Federal Circuit (Court of Appeals) issued a decision upholding the district court's partial final judgment against Elk in its design patent case. The decision held that the district court committed no reversible error in finding Elk's design patent unenforceable. On April 16, 1999, the Court of Appeals denied Elk's petition for a rehearing of the case. On October 4, 1999, the United States Supreme Court denied Elk's petition for certiorari in the case.

         Trials on the trade dress claim in the design case, and in the utility patent case, including GAF's counterclaims in the cases, are unscheduled but pending. GAF's motion for attorneys fees also is pending.

         While management can give no assurances regarding the ultimate outcome of the remaining litigation, even if the outcome were to be adverse to Elk, it is not expected to have a Material Adverse Effect on the Company.


         Gibraltar Tort Litigation

         In December 1995 through August 1996, Chromium Corporation was sued in four separate tort lawsuits brought by the same attorneys on behalf of numerous plaintiffs who alleged unspecified personal injuries and property damages associated with the former operation of a licensed hazardous waste treatment, storage and disposal facility near Winona in Smith County, Texas known as the Gibraltar facility. The four suits were brought against or expanded to include the current and former owners and operators of the facility, and more than fifty other defendants, including Chromium and several Fortune 500 companies, as generators of waste sent to the facility (as named in a particular lawsuit, "Generator Defendants"). The facility owners and Chromium's insurers declined or failed to accept Chromium's claims relating to defense and indemnity from the Gibraltar suits.

         The plaintiffs non-suited or dismissed the Generator Defendants from two of the cases. In another case, Williams, et al. v. Akzo Nobel Chemicals, Inc., et al., the Smith County (Texas) District Court dismissed Chromium and certain other Generator Defendants, but the ruling dismissing these Generator Defendants was reversed on appeal. Trial for twelve of the approximately 650 plaintiffs in the fourth case, Adams v. American Ecology Environmental Services Corporation, a related case pending in the Tarrant County (Texas) District, was set for November 1999.

         In June 1999, the Company entered into a settlement agreement under which it agreed with plaintiffs in the pending Gibraltar cases to a resolution of the cases. The terms of settlement under the agreement did not and, if consummated in accordance with the terms of the settlement agreement, will not have a Material Adverse Effect on the Company, whether or not Chromium is able to collect through indemnification from the facility owners or insurers the settlement amount or its defense costs. Chromium accrued the settlement in the fourth quarter of fiscal 1999.


         White v. Elcor Corporation

         Joseph White, an ex-employee of the former Chromium Corporation (now known because of a name change as Cybershield of Texas, Inc.), brought suit in state district court in Angelina

County, Texas, against the Company to recover damages for alleged bodily injuries (kidney failure) that Mr. White claims are due to exposure to chromium at the Lufkin plant facility. Mr. White had previously filed a workers compensation lawsuit against Chromium's workers compensation carrier after unsuccessfully pursuing a claim for workers compensation benefits under the administrative procedures provided under the Texas workers compensation statute. The administrative decision was that Mr. White was not entitled to benefits because there was no or inadequate evidence that his condition was due to occupational exposure to chromium. Mr. White's lawsuit against Chromium's workers compensation carrier still is pending.

         The Company's motions for summary judgment in the litigation against it are pending. Management believes the case against the Company and Chromium's workers compensation carrier both are without merit. The Company believes suit against the Company was brought to attempt to circumvent the limitations of employer liability under the Texas workers compensation statute. The Company intends vigorously to defend the White lawsuit. Neither of the two White lawsuits is expected to have a Material Adverse Effect on the Company.


         Other

         There are various other lawsuits and claims pending against the Company and/or its subsidiaries arising in the ordinary course of their businesses. In the opinion of the Company's management based in part on advice of counsel, none of these actions should have a Material Adverse Effect on the Company.

                                   SCHEDULE 4

                                  CONFIDENTIAL


                           FIXED ASSETS HELD FOR SALE


The following Schedule 4 to the Fifth Amendment to Loan Agreement dated November 5, 1999, among the Company, certain lenders, Bank of America, N.A., formerly known as NationsBank, N.A., successor by merger to NationsBank of Texas, N.A., as Issuer and Bank of America, N.A. as Administrative Lender, amends and restates the items set forth in Schedule 4 to the Loan Agreement dated September 29, 1993 among the parties, as amended pursuant to the First Amendment to Loan Agreement dated October 31, 1994, the Second Amendment to Loan Agreement dated December 15, 1995, the Third Amendment to Loan Agreement dated October 31, 1996, and the Fourth Amendment to Loan Agreement dated December 15, 1997. Schedule 4 is amended and restated in its entirety as set forth herein.

1.       Homes purchased under employee relocation programs.

2. Land, offices and other facilities formerly occupied by Mosley Machinery Company, Inc. in Waco, Texas. Sale of the property to a third party for a gross sales price of approximately $600,000 is pending.

3. Chromium Corporation has discontinued the large-bore cylinder liner segment of its plating business and is holding for sale certain fully depreciated equipment at its Lufkin plant formerly used in that business, including certain hones, plating anodes/fixtures and related equipment. Sale of that equipment "as is" to a third party for a nominal sum is pending.

                                   SCHEDULE 6


BANK OF AMERICA, N.A.
901 Main Street
Dallas, Texas 75202


BANK ONE, TEXAS, N.A.
1717 Main Street, 3rd Floor
Dallas, Texas 75201


THE FROST NATIONAL BANK
4200 South Hulen Street
Fort Worth, Texas 76109


COMERICA BANK - TEXAS
1300 Northpark Center
Dallas, Texas 75225


THE BANK OF TOKYO-MITSUBISHI, LTD.
3150 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

                                   SCHEDULE 7



                                                                    SPECIFIED
      LENDER                         COMMITMENT                     PERCENTAGE
      ------                         ----------                     ----------
Bank of America, N.A.                $50,000,000                    40.00%
Bank One, Texas, N.A.                $25,000,000                    20.00%
The Frost National Bank              $20,000,000                    16.00%
Comerica Bank - Texas                $15,000,000                    12.00%
The Bank of Tokyo-Mitsubishi, Ltd.   $15,000,000                    12.00%

                                    EXHIBIT A

                                 PROMISSORY NOTE

$25,000,000.00                                            Dated: January 5, 2000

         FOR VALUE RECEIVED, the undersigned, ELCOR CORPORATION, a Delaware corporation ("Company"), hereby promises to pay to the order of BANK ONE, TEXAS, N.A. ("Lender") the principal amount of each Advance made by Lender to Company pursuant to the Loan Agreement (as hereinafter defined). All Advances remaining unpaid shall be repaid in full on the Termination Date. Company promises to pay interest on the unpaid principal balance of each Advance from the date of such Advance until said principal amount is paid in full, at the times and at the rate or rates as specified in the Loan Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Lender, at 901 Main Street, Dallas, Texas 75202, in immediately available funds. Each Advance made by Lender to Company pursuant to the Loan Agreement and all payments made on account of principal hereof shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note; provided, however, failure to make any such recordation or endorsement shall not affect the obligations of Company hereunder or under the Loan Agreement.

         This Note is one of the Notes referred to in, and is entitled to the benefits of and obligations pertaining to, the Loan Agreement dated as of September 29, 1993 (said Loan Agreement, as amended, modified or supplemented from time to time, the "Loan Agreement") among Company, Lender, certain other Lenders, and Bank of America, N.A., as Administrative Lender.

         The Loan Agreement, among other things, (i) provides for the making of Advances by Lender to Company from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of Company resulting from each such Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. All terms not expressly defined herein shall have the same definitions as set forth in the Loan Agreement.

                                       ELCOR CORPORATION



                                       By:
                                          -------------------------------------
                                          Richard J. Rosebery
                                          Vice Chairman, Chief Financial and
                                          Administrative Officer and Treasurer

                                    EXHIBIT B

                               GUARANTY AGREEMENT


         THIS GUARANTY AGREEMENT, dated as of January 5, 2000 (this "Guaranty"), is made by each of the parties listed on the signature pages hereof, each in its capacity as a guarantor (the "Guarantors") of the obligations of Elcor Corporation, a Delaware corporation ("Company"), under the Loan Agreement (defined below) among Company, each lender a party thereto (each of said lenders being herein called a "Lender" or collectively the "Lenders"), Bank of America, N.A. (formerly known as NationsBank, N.A., successor by merger to NationsBank of Texas, N.A.) as issuer of letters of credit ("Issuer"), and Bank of America, N.A., as Administrative Lender for Lenders and Issuer under the Loan Agreement (in such capacity herein called "Administrative Lender") and under the other Loan Papers (as defined in said Loan Agreement).

         PRELIMINARY STATEMENT. Lenders and Company have entered into the Loan Agreement, dated as of September 29, 1993 (said Loan Agreement, as it may have been heretofore and may be hereafter amended or otherwise modified from time to time, being the "Loan Agreement"). The capitalized terms not otherwise defined herein have the meanings specified in the Loan Agreement. Company may, subject to the terms of the Loan Agreement and the other Loan Papers, request that Lenders make Advances and that Issuer issue Letters of Credit for the account of Company and other Joint Account Parties. It is a requirement of the Fifth Amendment to the Loan Agreement, dated as of January 5, 2000, that each Guarantor execute and deliver this Guaranty. Each Guarantor has determined that it will receive substantial benefit if the Advances are made to Company and Letters of Credit are issued for the account of Company and other Joint Account Parties pursuant to the terms of the Loan Agreement. Administrative Lender, the Issuer, the Lenders and any affiliate of any Lender entering into an Interest Hedge Agreement (provided that such Lender was a Lender at the time such Interest Hedge Agreement was entered into) are herein referred to collectively as "Guarantied Parties".

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and Issuer to issue Letters of Credit under the Loan Agreement, Guarantors hereby agree as follows:

         A. Guaranty. Each Guarantor, jointly and severally, hereby unconditionally guarantees the punctual payment of, and promises to pay, when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise, all obligations, indebtedness and liabilities, and all rearrangements, renewals and extensions of all or any part thereof, of Company, each of the other Guarantors and each other Obligor now or hereafter arising from, by virtue of or pursuant to the Loan Agreement, the Notes, any Interest Hedge Agreement, and any other Loan Paper, and any and all renewals and extensions thereof, or any part thereof, or future amendments thereto, whether for principal, interest (including, without limitation, interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to Company under any chapter of the Bankruptcy Code of 1978, 11 U.S.C. Section 101 et seq.), premium, fees, commissions, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred in enforcement or collection of all or any part thereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several, and any Rights under this Guaranty. The liability of each Guarantor hereunder with respect to the Obligations shall not exceed at any time the Maximum Amount (as hereinafter defined) less the sum of the amounts, if any, collected by or on behalf of the Guarantied Parties from such Guarantor pursuant to any other Loan Papers. "Maximum Amount" means the maximum amount of liability that can be incurred by a Guarantor without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, and not for any greater amount.

         B. Guaranty Absolute. Guarantors, jointly and severally, guarantee that the Obligations will be paid strictly in accordance with the terms of the Loan Agreement, the Notes, and the other Loan Papers, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the Rights of any Guarantied Party with respect thereto; provided, however, nothing contained in this Guaranty shall require Guarantors to make any payment under this Guaranty in violation of any Law, regulation or order now or hereafter in effect. The obligations and liabilities of each Guarantor hereunder are independent of the obligations of Company under the Loan Papers and any Laws. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

         1. any increase, reduction or payment in full at any time or from time to time of any part of the Obligations;

         2. any lack of validity or enforceability of the Loan Agreement, the Notes or any other Loan Paper or other agreement or instrument relating thereto;

         3. any insolvency, bankruptcy, reorganization, receivership or other proceeding under any Debtor Relief Laws involving the Company, any Guarantor, any Obligor or any other Person obligated on any of the Obligations;

         4. any renewal, compromise, extension, acceleration or other change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement, the Notes or any other Loan Paper and other agreement or instrument relating thereto;

         5. any exchange, release, sale or non-perfection of any collateral or Lien therein or any lack of validity or enforceability or change in priority, destruction, reduction, or loss or impairment of value of any collateral or Lien therein;

         6. any release or amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations; or

         7. any other circumstance which might otherwise constitute a defense available to, or a discharge of, Company, any Guarantor, any other guarantor, any Obligor or other Person liable on the Obligations, including without limitation any defense by reason of any disability or other defense of the Company, or the cessation from any cause whatsoever of the liability of Company, or any claim that Guarantors' obligations hereunder exceed or are more burdensome than those of Company or any other Obligor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Guarantied Party or any other Person upon the insolvency, bankruptcy or reorganization of Company, any Guarantor, any Obligor or otherwise, all as though such payment had not been made.

         C. Waiver. Each Guarantor hereby waives: (a) promptness, protests, diligence, presentments, acceptance, performance, demands for performance, notices of nonperformance, notices of protests, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation or incurrence of new or additional indebtedness, and any of the events described in Section 2 and of any other occurrence or matter with respect to any of the Obligations, this Guaranty or any of the other Loan Papers; (b) any requirement that any Guarantied Party protect, secure, perfect or insure any Lien or security interest or any property subject thereto or exhaust any Right or take any action against Company, any Obligor or any other Person or any collateral or pursue any other remedy in any Guarantied Party's power whatsoever; (c) any Right to assert against any Guarantied Party as a counterclaim, set-off or cross-claim, any counterclaim, set-off or claim which it may now or hereafter have against Company, any Obligor or other Person liable on the Obligations; (d) any Right to seek or enforce any remedy or Right that any Guarantied Party now has or may hereafter have against Company (to the extent permitted by Laws) or any other Obligor; and (e) any Right to participate in any collateral or any Right benefitting the Guarantied Parties in respect of the Obligations.

         D. Subrogation and Subordination.

         (a) Notwithstanding any reference to subrogation contained herein to the contrary, each Guarantor hereby irrevocably waives any claim or other Rights which it may have or hereafter acquire against Company, any Obligor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty, including, without limitation, any Right of subrogation, reimbursement, exoneration, contribution, indemnification, any Right to participate in any claim or remedy of any Guarantied Party against Company, any Obligor or any guarantor or any collateral which any Guarantied Party now has or hereafter acquires, whether or not such claim, remedy or Right arises in equity, or under contract or Laws, including without limitation, the Right to take or receive from Company or any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other Rights. If any amount shall be paid or any Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Guarantied Parties and shall forthwith be paid to Administrative Lender to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and the other Loan Papers and that the waiver set forth in this Paragraph D(a) is knowingly made in contemplation of such benefits.

         (b) All debt and other liabilities of Company to any Guarantor ("Company Debt") are expressly subordinate and junior to the Obligations and any instruments evidencing the Company Debt shall contain provisions acceptable to Determining Lenders providing for such subordination (such provisions to be in substantially the form of and not more favorable to such Guarantor than the provisions specified in the Loan Agreement) and shall be binding on all holders of such Company Debt. If the instrument evidencing the Company Debt does not contain such provisions as may be acceptable to Determining Lenders (notwithstanding the obligation of each Guarantor to assure that such provisions are contained in any such instrument) or if such Company Debt is not evidenced by any instrument or other document, then the provisions specified in the Loan Agreement shall be incorporated therein by reference and such Company Debt shall be subject thereto.

         E. Representations and Warranties. Each Guarantor, jointly and severally, hereby represents and warrants that each of the provisions of Article 6 of the Loan Agreement (each of which is hereby incorporated by reference) is true and correct.

         F. Covenants. Each Guarantor, jointly and severally, covenants and agrees that, so long as any part of the Obligations shall remain unpaid or any Guarantied Party shall have any commitment under the Loan Agreement or any other Loan Paper, each Guarantor will, unless the Guarantied Parties or Determining Lenders shall otherwise consent in writing (which of the Guarantied Parties or Determining Lenders shall be required to so consent to be determined in accordance with the Loan Agreement), comply, to the extent applicable to it, and cause the other Guarantors to comply, with the terms of the Loan Agreement and the other Loan Papers.

         G. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Guarantied Parties or Determining Lenders (which of the Guarantied Parties or Determining Lenders shall be required to so consent to be determined in accordance with the Loan Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         H. Addresses for Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the respective addresses specified in the Loan Agreement (if to Administrative Lender or any Lender) or on the signature pages hereof (if to a Guarantor), or, as to any party, to such other addresses as may be designated by it in written notice to all other parties. All notices, requests, consents and demands hereunder shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or if mailed, effective on the earlier of actual receipt or three days after being mailed by certified mail, return receipt requested, postage prepaid, addressed as aforesaid.

         I. No Waiver; Remedies. No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any Right hereunder or under any of the Loan Papers shall operate as a waiver thereof; nor shall any single or partial exercise of any Right hereunder or under any of the Loan Papers preclude any other or further exercise thereof or the exercise of any other Right. No Guarantied Party shall be required to (a) prosecute collection or seek to enforce or resort to any remedies against Company or any other Person liable on any of the Obligations, (b) join Company or any other Obligor liable on any of the Obligations in any action in which any Guarantied Party prosecutes collection or seeks to enforce or resort to any remedies against Company or other Obligor liable on any of the Obligations, or (c) seek to enforce or resort to any remedies with respect to any Liens granted to (or benefitting, directly or indirectly) any Guarantied Party by Company or any other Obligor liable on any of the Obligations. No Guarantied Party shall have any obligation to protect, secure or insure any of the Liens or the properties or interests in properties subject thereto. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

         J. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, or upon the breach of any Guarantor's obligations hereunder, each Guarantied Party (and each of their Participants) are hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guarantied Party (and each of their Participants) to or for the credit or the account of any Guarantor against any and all of the obligations of any Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Each Guarantied Party agrees to promptly notify such Guarantor after any such set-off by them and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of each Guarantied Party (and each of their Participants) under this Section 10 are in addition to other Rights and remedies (including, without limitation, other Rights of set-off) which each Guarantied Party (and each of their Participants) may have.

         K. Liens. Each Guarantor agrees that each Guarantied Party, in its discretion, without notice or demand and without affecting either the liability of such Guarantor, Company or any Obligor, or the Liens and security interests created by, this Guaranty, or any security interest or other Lien, may foreclose any deed of trust or mortgage or similar Lien it may hold covering interests in real or personal property, and the interests in real or personal property secured thereby, by non- judicial sale; and such Guarantor hereby waives any defense to the recovery by any Guarantied Party hereunder against Company, such Guarantor or any collateral of any deficiency after a non-judicial sale and such Guarantor expressly waives any defense or benefits that may be derived from Chapter 34 of the Texas Business and Commerce Code, Section 51.003 of the Texas Property Code, or any similar statute in effect in any other jurisdiction. Without limiting the foregoing, each Guarantor waives any defense arising out of any such non-judicial sale even though such sale operates to impair or extinguish any Right of reimbursement or subrogation or any other Right or remedy of such Guarantor against Company or any other Person or any Collateral or any other collateral. Each Guarantor hereby agrees that such Guarantor shall be liable, subject to the limitations of Section 1 hereof, for any part of the Obligations remaining unpaid after any foreclosure.

         L. Continuing Guaranty; Transfer of Notes. This Guaranty is an irrevocable continuing guaranty of payment and shall (a) remain in full force and effect until final payment in full (after the Termination Date), of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by each Guarantied Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Guarantied Party may assign or otherwise transfer its Rights under the Loan Agreement, the Notes or any of the Loan Papers or any interest therein to any other Person, and such other Person shall thereupon become vested with all the Rights or any interest therein, as appropriate, in respect thereof granted to such Guarantied Party herein or otherwise.

         M. Information. Each Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Company such information concerning Company's financial condition or business operations as such Guarantor may require, and that none of Administrative Lender, any Lender or Issuer has any duty at any time to disclose to any Guarantor any information relating to the business operations or financial conditions of the Company.

         N. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the Laws of the State of Texas.

         O. Ratable Benefit. This Guaranty is for the ratable benefit of each Guarantied Party, each of which shall share any proceeds of this Guaranty pursuant to the terms of Section 2.11(d) of the Loan Agreement.

         P. Guarantor Insolvency. Should any Guarantor become insolvent, fail to pay its debts generally as they become due, voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether Company is then in default under the Loan Agreement or any other Loan Paper or whether any part of the Obligations is then due and owing by Company to such Guarantied Party), payable in full by such Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

         IN WITNESS WHEREOF, Guarantors have caused this Guaranty to be duly executed and delivered by their respective officers or representatives thereunto duly authorized as of the date first above written.

                                       ELK CORPORATION OF DALLAS
                                       ELK CORPORATION OF TEXAS
                                       ELK CORPORATION OF AMERICA
                                       ELK CORPORATION OF ARKANSAS
                                       ELK CORPORATION OF ALABAMA



                                       By:
                                           -------------------------------------
                                           Richard J. Rosebery
                                           Vice President for all
Address for Guarantors:
c/o Elcor Corporation
14643 Dallas Parkway, Suite 1000
Dallas, Texas 75240-8871


                                       OEL, LTD.
                                       CHROMIUM CORPORATION



                                       By:
                                           -------------------------------------
                                           Richard J. Rosebery
                                           Chairman of the Board for both


                                       NELPA, INC.



                                       By:
                                           -------------------------------------
                                           Monte L. Miller
                                           President

                                     ELCOR SERVICE LIMITED PARTNERSHIP

                                     By:  ELCOR MANAGEMENT CORPORATION,
                                          Its General Partner



                                     By:
                                         -------------------------------------
                                         Richard J. Rosebery
                                         Vice Chairman, Chief Financial and
                                         Administrative Officer and Treasurer


                                     ELCOR MANAGEMENT CORPORATION



                                     By:
                                         -------------------------------------
                                         Richard J. Rosebery
                                         Vice Chairman, Chief Financial and
                                         Administrative Officer and Treasurer


                                     CYBERSHIELD OF GEORGIA, INC.
                                     CYBERSHIELD, INC.
                                     CYBERSHIELD INTERNATIONAL, INC.
                                     CYBERSHIELD OF TEXAS, INC. (formerly known as Chromium Corporation)



                                     By:
                                         -------------------------------------
                                         Richard J. Rosebery
                                         Chairman and Chief Executive Officer

                                    EXHIBIT C

                                 PROMISSORY NOTE

$50,000,000.00                                            Dated: January 5, 2000

         FOR VALUE RECEIVED, the undersigned, ELCOR CORPORATION, a Delaware corporation ("Company"), hereby promises to pay to the order of BANK OF AMERICA, N.A. ("Lender") the principal amount of each Advance made by Lender to Company pursuant to the Loan Agreement (as hereinafter defined). All Advances remaining unpaid shall be repaid in full on the Termination Date. Company promises to pay interest on the unpaid principal balance of each Advance from the date of such Advance until said principal amount is paid in full, at the times and at the rate or rates as specified in the Loan Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Lender, at 901 Main Street, Dallas, Texas 75202, in immediately available funds. Each Advance made by Lender to Company pursuant to the Loan Agreement and all payments made on account of principal hereof shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note; provided, however, failure to make any such recordation or endorsement shall not affect the obligations of Company hereunder or under the Loan Agreement.

         This Note is one of the Notes referred to in, and is entitled to the benefits of and obligations pertaining to, the Loan Agreement dated as of September 29, 1993 (said Loan Agreement, as amended, modified or supplemented from time to time, the "Loan Agreement") among Company, Lender, certain other Lenders, and Bank of America, N.A., as Administrative Lender, and this Note is a substitution for (but is not an extinguishment or novation of any indebtedness in respect of) that certain (a) Note of Company payable to the order of NationsBank of Texas, N.A. (now known as Bank of America, N.A., successor by merger to NationsBank, N.A.), dated December 15, 1997, in the principal amount of $40,000,000.00 and (b) Note of Company payable to the order of Bank of America Texas, N.A. (now known as Bank of America, N.A.), dated January 29, 1999, in the original principal amount of $10,000,000.00.

         The Loan Agreement, among other things, (i) provides for the making of Advances by Lender to Company from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of Company resulting from each such Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. All terms not expressly defined herein shall have the same definitions as set forth in the Loan Agreement.

                                     ELCOR CORPORATION


                                     By:
                                        --------------------------------------
                                        Richard J. Rosebery
                                        Vice Chairman, Chief Financial and
                                        Administrative Officer and Treasurer